September 2008
Preliminary Terms No. 756
Registration Statement No. 333-131266
Dated August 22, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)
Malaysian ringgit + Singapore dollar + South Korean won + Taiwan dollar

Bearish Currency-Linked Capital Protected Notes provide investors with short exposure to an individual currency or a basket of currencies relative to the U.S. dollar with no downside risk to the initial investment.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and short exposure to the underlying currency or basket of currencies that will allow them to gain a positive return if the underlying currency or basket of currencies depreciates relative to the U.S. dollar.  For these bearish currency-linked capital protected notes, the payment at maturity will be greater than $1,000 per note if the basket of currencies weakens relative to the U.S. dollar and will only be the $1,000 stated principal amount per note if the basket of currencies strengthens or does not weaken relative to the U.S. dollar.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	September , 2008
Original issue date:	September , 2008 (5 business days after the pricing date)
Maturity date:	December 30, 2010
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting
	Malaysian ringgit	25%
	Singapore dollar	25%
	South Korean won	25%
	Taiwan dollar	25%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	200% to 220%. The actual participation rate will be determined on the pricing date.
Currency performance value:	With respect to each basket currency: currency performance x weighting
Currency performance:
With respect to all basket currencies:
1 – (initial exchange rate / final exchange rate)
Under the terms of the note, a positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Initial exchange rate:	The exchange rate as published on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as published on the applicable reference source on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, in each case as determined by reference to the applicable reference source described herein.

Valuation date:	December 21, 2010
CUSIP:	617482BQ6
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1) (2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$	$	$
(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 for further details.
(2)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-linked Capital Protected Notes dated May 22, 2008
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB0508001

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Investment Overview

The Bearish Currency-Linked Capital Protected Notes due December 30, 2010 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain short exposure to a basket of four Asian currencies relative to the U.S. dollar with no downside risk to principal.

If, at maturity, the equally-weighted basket of four Asian currencies (the “basket”) has depreciated as a whole relative to the U.S. dollar, the investment will return par plus 200% to 220% of the amount of such depreciation (e.g. a 10% depreciation of the basket relative to the U.S. dollar will return 100% of principal plus an additional $200 to $220 per note at maturity).  The actual participation rate will be determined on the pricing date.  If the basket appreciates or stays at the same level relative to the U.S. dollar, the investment will return par at maturity.  There will be no interest payments on the notes.

Maturity:	2.25 years

Protection at maturity:	100%

Payment at maturity:
(i)       If the basket depreciates relative to the U.S. dollar
Þ par plus 200% to 220% of the negative performance of the basket
(ii)      If the basket appreciates or does not depreciate relative to the U.S. dollar
Þ par

Basket Overview

Basket Currency	Weighting	Quotation Convention
Malaysian ringgit (“MYR”)	25%	units of MYR / 1 USD
Singapore dollar (“SGD”)	25%	units of SGD / 1 USD
South Korean won (“KRW”)	25%	units of KRW / 1 USD
Taiwan dollar (“TWD”)	25%	units of TWD / 1 USD

Market Information as of August 19, 2008:

Basket Currency	Current Exchange Rate	52 Weeks Ago	52 Week High	52 Week Low
MYR	3.3410	3.4895	3.5150	3.1320
SGD	1.4115	1.5279	1.5322	1.3482
KRW	1,049.40	942.95	1,050.35	900.75
TWD	31.404	32.894	33.104	29.995

Historical Basket Performance January 1, 2003 to August 19, 2008

The graph sets forth the basket performance for the period from January 1, 2003 to August 19, 2008.  The graph demonstrates the negative basket performance during the period presented, reflecting that the currencies in the basket as a whole appreciated relative to the U.S. dollar.

September 2008	Page 2

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per one U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Malaysian ringgit has strengthened relative to the U.S. dollar by 10%:

Pricing date = 3.341 MYR / 1 USD and Valuation date = 3.037 MYR / 1 USD

▪
An increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Singapore dollar has weakened relative to the U.S. dollar by 10%:

Pricing date = 1.411 SGD / 1 USD and Valuation date = 1.568 SGD / 1 USD

Actual exchange rates on the pricing date will vary.

September 2008	Page 3

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe that the currencies in the basket will weaken as a whole relative to the U.S. dollar or those concerned about the risks associated with making short investments directly in currencies can use the notes to gain short exposure to the basket relative to the U.S. dollar while protecting 100% of principal at maturity.

Protect Principal	▪ 100% principal protection at maturity regardless of the basket performance
Access	▪ Short exposure to an equally-weighted basket of four Asian currencies relative to the U.S. dollar ▪ Portfolio diversification from traditional fixed income / equity investments
Leverage Performance	▪ Uncapped 200% to 220% participation in any depreciation of the basket relative to the U.S. dollar. The actual participation rate will be determined on the pricing date.

Summary of Key Risks (see page 11)

▪	No interest payments and possibility of no return other than the return of principal

▪	Currency exchange rate risk

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	Consisting of emerging markets currencies, the basket is subject to an increased risk of significant fluctuations.

▪	The currency exposure achieved by the basket is limited geographically.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	Issuer credit ratings may affect the market value of the notes.

▪
The notes will not be listed on any securities exchange.  Secondary trading may be limited and you could receive less, possibly significantly less, than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

September 2008	Page 4

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has depreciated relative to the U.S. dollar from the pricing date to the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
September , 2008	September , 2008 (5 business days after the pricing date)	December 30, 2010
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Malaysian ringgit (“MYR”)	25%
	Singapore dollar (“SGD”)	25%
	South Korean won (“KRW”)	25%
	Taiwan Dollar (“TWD”)	25%
Issue price:	$1,000 per note (see “Syndicate Information” on page 7)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies.

An appreciation of one or more basket currencies will partially or wholly offset any depreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.
Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Currency performance:
With respect to all basket currencies:
1 – (initial exchange rate / final exchange rate)
Under the terms of the note, a positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Participation rate:	200% to 220%. The actual participation rate will be determined on the pricing date.
Initial exchange rate:	The exchange rate as published on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as published on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked capital protected notes.

Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, in each case as determined by reference to the applicable reference source described herein.

Reference source:	MYR:	Reuters “ABSIRFIX01”	KRW:	Reuters “KFTC18”
	SGD:	Reuters “ABSIRFIX01”	TWD:	Reuters “TAIFX1”
Valuation date:	December 21, 2010
Risk Factors:	Please see “Risk Factors” on page 11.

September 2008	Page 5

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482BQ6
Minimum ticketing size:	$1,000 / 1 note
Tax consideration:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on August 20, 2008, the “comparable yield” would be a rate of 5.3526% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,126.2993 due at maturity. The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$13.3815	$13.3815
January 1, 2009 through June 30, 2009	$27.1211	$40.5026
July 1, 2009 through December 31, 2009	$27.8470	$68.3496
January 1, 2010 through June 30, 2010	$28.5922	$96.9418
July 1, 2010 through the Maturity Date	$29.3575	$126.2993

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rates that must prevail with respect to the basket currencies on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

September 2008	Page 6

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.00%	2.00%	<$999K
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.25%	1.25%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2008	Page 7

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Payment at Maturity

At maturity, investors will receive $1,000 plus the supplemental redemption amount for each note they hold.

If the basket performance is:	The supplemental redemption amount will be:
greater than zero (i.e., the basket depreciates relative to the U.S. dollar)	$1,000 x basket performance x participation rate

less than or equal to zero (i.e., the basket appreciates or does not depreciate relative to the U.S. dollar)	$0 (Investors will only receive par at maturity)

Best Case Scenario	The basket depreciates relative to the U.S. dollar and the notes return par plus 200% to 220% uncapped participation in the depreciation of the basket.

Worst Case Scenario	Either the basket does not depreciate or the basket appreciates relative to the U.S. dollar, and the notes redeem for par at maturity. This assumes the investment is held to maturity.

Note:

There is no cap on your upside participation.  At maturity, you will receive 200% to 220% of any positive basket performance (which means that the basket has depreciated relative to the U.S. dollar) in addition to the principal amount of the notes you hold.

If the basket performance at maturity is zero or negative, which means the basket has appreciated or has not depreciated, you will only receive par at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

September 2008	Page 8

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Hypothetical Payout on the Notes

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates used in the examples below are hypothetical and do not reflect actual exchange rates.

Below are two full examples of how to calculate the payment at maturity.

Example 1:  The basket depreciates relative to the U.S. dollar and therefore the basket performance is positive.

Basket Currencies	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance*
MYR	25%	3.341	3.517	5%
SGD	25%	1.4115	1.4858	5%
KRW	25%	1,049.40	1,104.63	5%
TWD	25%	31.404	33.057	5%

* A positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Basket performance = Sum of currency performance values

[1 - (Initial MYR exchange rate / Final MYR exchange rate)]  x  25%, plus

[1 - (Initial SGD exchange rate / Final SGD exchange rate)]  x  25%, plus

[1 - (Initial KRW exchange rate / Final KRW exchange rate)]  x 25%, plus

[1 - (Initial TWD exchange rate / Final TWD exchange rate)]  x 25%

So, using the hypothetical exchange rates above:

[1 - (3.341 / 3.517)] x 25%  = 1.25%, plus

[1 - (1.4115 / 1.4858)] x 25%  = 1.25%, plus

[1 - (1,049.40 / 1,104.63)] x 25%  = 1.25%, plus

[1 - (31.404 / 33.057)] x 25%  = 1.25%

equals

Basket performance   =   5%

Hypothetical basket performance =	5%

Hypothetical participation rate =	210%

Supplemental redemption amount =	$1,000 x basket performance x participation rate
= $1,000 x 5% x 210% = $105

In the example above, the basket currencies have all depreciated and therefore the basket performance is greater than zero and investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,105, which is the sum of the $1,000 principal amount and the supplemental redemption amount of $105.

September 2008	Page 9

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Example 2:  The basket appreciates relative to the U.S. dollar and therefore the basket performance is negative.

Basket Currencies	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance*
MYR	25%	3.341	3.094	–8%
SGD	25%	1.4115	1.4115	0%
KRW	25%	1,049.40	1,140.65	8%
TWD	25%	31.404	30.196	–4%

* A positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Basket performance = Sum of currency performance values

[1 – (Initial MYR exchange rate / Final MYR exchange rate)]  x  25%, plus

[1 – (Initial SGD exchange rate / Final SGD exchange rate)]  x  25%, plus

[1 – (Initial KRW exchange rate / Final KRW exchange rate)]  x 25%, plus

[1 – (Initial TWD exchange rate / Final TWD exchange rate)]  x 25%

So, using the hypothetical exchange rates above:

[1 – (3.341 / 3.094)] x 25%  = –2%, plus

[1 – (1.4115 / 1.4115)] x 25%  = 0%, plus

[1 – (1,049.40 / 1,140.65)] x 25%  = 2%, plus

[1 – (31.404 / 30.196)] x 25%  = –1%

equals

Basket performance   =   –1%

Hypothetical basket performance =            –1%

Supplemental redemption amount =           $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance may be equal to or less than 0% even though one or more basket currencies have weakened relative to the U.S. dollar over the term of the notes as this weakening may be moderated, or wholly offset, by the strengthening or lesser weakening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the depreciation of the South Korean won is more than offset by the appreciation of the Malaysian ringgit and the Taiwan dollar.

September 2008	Page 10

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to taking short positions in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return other than the return of principal.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity and you may only receive the principal amount of the notes you hold at maturity.

▪
Currency exchange rate risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for particular currencies are volatile and are the result of numerous factors specific to the relevant country or countries including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign countries and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The strengthening of any of the basket currencies relative to the U.S. dollar will have a material adverse effect on the value of the notes and the return on an investment in the notes.  For U.S. dollar investors, an investment in the bearish notes increases the investor’s exposure to the U.S. dollar relative to the basket currencies.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government or monetary authority, allowed to float within a range of exchange rates set by the government or monetary authority, or left to float freely.  Governments or monetary authorities, including those issuing the basket currencies, may use a variety of techniques to affect the exchange rates of their respective currencies, such as intervention by their central bank or imposition of regulatory controls or taxes.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments or monetary authorities, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments or monetary authorities of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. An increase in the value of one or more of the basket currencies relative to the U.S. dollar may wholly or partially offset any decrease in the value of the other basket currencies relative to the U.S. dollar.

September 2008	Page 11

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

▪
Consisting of emerging markets currencies, the basket is subject to an increased risk of significant fluctuations.  The notes are linked to the performance of a basket consisting of emerging markets currencies.  There is an increased risk of significant fluctuations in the performance of the underlying basket of currencies as the basket consists of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may positively or negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for currency-linked capital protected notes.

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The currency exposure achieved by the basket is limited geographically.  Because the basket is limited to Asian currencies, events occurring in Asia which affect that region could have a positive impact on more than one, or all, of the basket currencies at the same time, which could cause the basket to appreciate relative to the U.S. dollar and adversely affect the value of the notes and the payout to you at maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

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Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

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Issuer’s credit ratings may affect the market value of the notes. Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

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Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

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Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies and the U.S. dollar as well as in other instruments related to the basket currencies and the U.S. dollar.  Affiliates of the issuer also trade the basket currencies and the U.S. dollar and other financial instruments related to the basket currencies and the U.S. dollar on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could decrease the value of the basket currencies and, as a result, could decrease the value against the U.S. dollar below which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the notes.

September 2008	Page 12

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2003 through August 19, 2008.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  Investors in the notes will receive a supplemental redemption amount in addition to the stated principal amount per note if the basket currencies, as a whole, have weakened relative to the U.S. dollar over the term of the notes.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the weakening of any of the basket currencies relative to the U.S. dollar will be offset by the strengthening of other basket currencies relative to the U.S. dollar, based on their historical performance.
MYR (MYR / 1 USD)	High	Low	Period End
2003
First Quarter	3.8000	3.7995	3.8000
Second Quarter	3.8000	3.8000	3.8000
Third Quarter	3.8000	3.8000	3.8000
Fourth Quarter	3.8000	3.8000	3.8000
2004
First Quarter	3.8000	3.8000	3.8000
Second Quarter	3.8000	3.8000	3.8000
Third Quarter	3.8000	3.8000	3.8000
Fourth Quarter	3.8000	3.8000	3.8000
2005
First Quarter	3.8000	3.8000	3.8000
Second Quarter	3.8000	3.8000	3.8000
Third Quarter	3.8000	3.7463	3.7690
Fourth Quarter	3.7810	3.7695	3.7795
2006
First Quarter	3.7790	3.6831	3.6831
Second Quarter	3.6875	3.5765	3.6745
Third Quarter	3.6950	3.6415	3.6880
Fourth Quarter	3.6955	3.5270	3.5270
2007
First Quarter	3.5215	3.4527	3.4581
Second Quarter	3.4835	3.3870	3.4545
Third Quarter	3.5150	3.4026	3.4090
Fourth Quarter	3.4135	3.3115	3.3115
2008
First Quarter	3.3112	3.1585	3.1934
Second Quarter	3.2760	3.1320	3.2665
Third Quarter (through August 19, 2008)	3.3495	3.2185	3.3410

Malaysian ringgit January 1, 2003 to August 19, 2008 (expressed as MYR per 1 USD)

September 2008	Page 13

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

SGD (SGD / 1 USD)	High	Low	Period End
2003
First Quarter	1.7720	1.7246	1.7641
Second Quarter	1.7836	1.7175	1.7610
Third Quarter	1.7644	1.7271	1.7277
Fourth Quarter	1.7466	1.6995	1.6995
2004
First Quarter	1.7161	1.6716	1.6748
Second Quarter	1.7272	1.6664	1.7177
Third Quarter	1.7277	1.6840	1.6840
Fourth Quarter	1.6914	1.6314	1.6317
2005
First Quarter	1.6525	1.6191	1.6506
Second Quarter	1.6859	1.6346	1.6856
Third Quarter	1.7005	1.6464	1.6920
Fourth Quarter	1.7060	1.6620	1.6630
2006
First Quarter	1.6605	1.6140	1.6156
Second Quarter	1.6157	1.5608	1.5828
Third Quarter	1.5953	1.5673	1.5880
Fourth Quarter	1.5906	1.5344	1.5378
2007
First Quarter	1.5450	1.5159	1.5166
Second Quarter	1.5427	1.5102	1.5303
Third Quarter	1.5342	1.4852	1.4852
Fourth Quarter	1.4821	1.4393	1.4401
2008
First Quarter	1.4478	1.3756	1.3756
Second Quarter	1.3841	1.3501	1.3597
Third Quarter (through August 19, 2008)	1.4183	1.3482	1.4115

Singapore dollar January 1, 2003 to August 19, 2008 (expressed as SGD per 1 USD)

September 2008	Page 14

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

KRW (KRW / 1 USD)	High	Low	Period End
2003
First Quarter	1,256.85	1,166.50	1,254.45
Second Quarter	1,257.95	1,184.50	1,193.05
Third Quarter	1,191.00	1,150.10	1,150.10
Fourth Quarter	1,203.18	1,145.75	1,192.10
2004
First Quarter	1,195.05	1,147.27	1,147.27
Second Quarter	1,188.25	1,140.30	1,155.45
Third Quarter	1,170.10	1,144.15	1,151.85
Fourth Quarter	1,152.45	1,035.10	1,035.10
2005
First Quarter	1,058.90	999.85	1,015.45
Second Quarter	1,034.50	996.50	1,034.50
Third Quarter	1,054.00	1,012.00	1,042.40
Fourth Quarter	1,058.50	1,009.35	1,010.00
2006
First Quarter	1,007.95	961.60	971.65
Second Quarter	970.80	927.80	948.70
Third Quarter	965.90	942.00	946.25
Fourth Quarter	963.90	913.92	929.70
2007
First Quarter	951.35	926.15	940.80
Second Quarter	937.32	922.45	923.90
Third Quarter	950.50	913.95	915.27
Fourth Quarter	943.65	900.75	935.37
2008
First Quarter	1,029.20	935.75	990.30
Second Quarter	1,049.49	973.75	1,046.05
Third Quarter (through August 19, 2008)	1,050.35	1,002.70	1,049.40

South Korean won January 1, 2003 to August 19, 2008 (expressed as KRW per 1 USD)

September 2008	Page 15

Bearish Currency-Linked Capital Protected Notes due December 30, 2010
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

TWD (TWD / 1 USD)	High	Low	Period End
2003
First Quarter	34.843	34.390	34.748
Second Quarter	34.947	34.517	34.642
Third Quarter	34.580	33.657	33.735
Fourth Quarter	34.215	33.646	33.960
2004
First Quarter	33.975	33.020	33.020
Second Quarter	33.785	32.798	33.775
Third Quarter	34.199	33.699	33.984
Fourth Quarter	33.940	31.740	31.740
2005
First Quarter	32.225	30.790	31.530
Second Quarter	31.698	31.060	31.615
Third Quarter	33.284	31.560	33.188
Fourth Quarter	33.714	32.825	32.825
2006
First Quarter	32.810	31.876	32.458
Second Quarter	32.750	31.332	32.378
Third Quarter	33.098	32.228	33.098
Fourth Quarter	33.307	32.286	32.589
2007
First Quarter	33.127	32.404	33.092
Second Quarter	33.421	32.757	32.866
Third Quarter	33.128	32.669	32.669
Fourth Quarter	32.690	32.237	32.432
2008
First Quarter	32.494	29.995	30.383
Second Quarter	31.010	30.210	30.353
Third Quarter (through August 19, 2008)	31.404	30.352	31.404

Taiwan dollar January 1, 2003 to August 19, 2008 (expressed as TWD per 1 USD)

September 2008	Page 16